Exhibit 3.4

MERGER

State of Utah DEPARTMENT OF COMMERCE Division of Corporations & Commercial Code	This form must be type written or computer generated. For your convenience, this form has been designed to be filled out and printed	File Number :
Non-Refundable Processing Fee:
☒ Domestic	$27.00
☐ Foreign	$37.00

State of Utah
Department of Commerce	RECEIVED
Division of Corporations and Commercial Code

I hereby certified that the foregoing has been filed	JUL 30 2004
And approved on this 30 day of July 2004
In this office of this Division and hereby issued	Utah Div. Of Corp. & Comm. Code
the Certificate thereof.
Examiner	/s/ [ILLEGIBLE]	Date	08.11.04

Articles of Merger / Share Exchange

Impact Acquisition Corporation 5680222
the non-surviving corporation

Into
/s/ Kathy Berg	Impact Diagnostics, Inc. 1415403 the surviving corporation
Kathy Berg Division Director

ARTICLE I - Surviving Corporation
Section 1
The name of the corporation surviving the merger is Impact Diagnostics, Inc. and such name ☐ has ☒ has not been changed as a result of the merger.

Section 2

A.	The surviving corporation is a domestic corporation existing pursuant to the provisions of the Utah Revised Business Corporation Act incorporated on July 8, 1998

B.	The surviving corporation is a foreign corporation incorporated under the laws of the State of and ☐ qualified ☐ not qualified to do business in Utah.
Note: If application for Certificate of Authority to Transact Business is filed concurrently herewith state “Upon approval of Application for Certificate of Authority.”

C.	The effective date of the merger described herein shall be the date upon which these Articles are filed with the Utah Division of Corporations and Commercial Code, or July 30, 2004.

ARTICLE II - Non-surviving Corporation(s)

The name, state of incorporation, and date incorporation or qualification (if applicable) respectively, of each Utah domestic corporation and Utah qualified foreign corporation, other than the survivor, which is party to the merger are as follows:

Name of Corporation: Impact Acquisition Corporation
State of Domicile: Utah	Date of Incorporation / Qualification in Utah: June 30, 2004
Name of Corporation:
State of Domicile:	Date of Incorporation / Qualification in Utah:
Name of Corporation:
State of Domicile:	Date of Incorporation / Qualification in Utah:
Name of Corporation:
State of Domicile:	Date of Incorporation / Qualification in Utah:
Name of Corporation:
State of Domicile:	Date of Incorporation / Qualification in Utah:

ARTICLE III - Plan of Merger or Share Exchange

The Plan of Merger or Share Exchange, containing such information as required by Utah Code 16-10a-1101, is set forth in “Exhibit A”, attached hereto and made a part hereof.

ARTICLE IV - Manner of Adoption & Vote of Surviving Corporation (must complete Section 1 or 2)

Section 1

☐ Shareholder vote not required.

The merger/ share exchange was adopted by the incorporators or board of directors without shareholder action and shareholder action was not required.

Date:	07/30/2004
Receipt Number:	1212433
Amount Paid:	$103.00

Section 2

☒ Vote of shareholders (complete either A or B)

The designation (i.e., common, preferred or any classification where different classes of stock exist), number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the merger / share exchange and the number of votes of each voting group represented at the meeting is set forth below:

A. written consent executed on July 5, 2004.

B. Vote of shareholders during a meeting called by the Board of Directors.

	TOTAL	A	B	C
Designation of each voting group (i.e. preferred and common)
Number of outstanding shares	9,607,000
Number of votes entitled to be cast	9,607,000
Number of votes represented at meeting	6,405,000
Shares voted in favor	6,405,000
Shares voted against	0

ARTICLE V - Manner of Adoption & Vote of Non-surviving Corporation (must complete Section 1 or 2)

Section 1

☐ Shareholder vote not required.

The merger/ share exchange was adopted by the incorporators or board of directors without shareholder action and shareholder action was not required.

Section 2

☒ Vote of shareholders (complete either A or B)

The designation (i.e., common, preferred or any classification where different classes of stock exist), number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the merger / share exchange and the number of votes of each voting group represented at the meeting is set forth below:

A. Unanimous written consent executed on July 5, 2004 and signed by all shareholders entitled to vote.

B. Vote of shareholders during a meeting called by the Board of Directors.

	TOTAL	A	B	C
Designation of each voting group (i.e. preferred and common)
Number of outstanding shares
Number of votes entitled to be cast
Number of votes represented at meeting
Shares voted in favor
Shares voted against

In Witness Whereof, the undersigned being the President and Chief Executive Officer of the surviving corporation executes these Articles of Merger / Share Exchange and verifies, subject to penalties of perjury that the statements contained herein are true, this 30 day of July, 2004

/s/ Stan Yakatan	Stan Yakatan
Signature	Printed Name

Mail In: PO Box 146705
Salt Lake City, UT 84114-6705
Walk In: 160 East 300 South, Main Floor
Information Center: (801) 530-4849
Toll Free: (877) 526-3994 (within Utah)
Fax: (801) 530-6438
Web Site: http://www.commerce.utah.gov

Under GRAMA (63-2-201), all registration information maintained by the Division is classified as public record. For confidentiality purposes, the business entity physical address may be provided rather than the residential or private address of any individual affiliated with the entity.

Revised 09/02